Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: February 28, 2018

ARC GROUP WORLDWIDE ANNOUNCES CLOSING OF RIGHTS OFFERING FOR GROSS PROCEEDS OF $10.0 MILLION

DELAND, FL., February 28, 2018—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and metal 3D printing solutions, today announced that its rights offering of common shares closed today, raising gross proceeds of $10.0 million, before payment of expenses, through the issuance of 5,000,000 shares of common stock at $2.00 per share.  This includes 3,257,645 shares issued to Everest Hill Group, ARC’s largest shareholder, upon exercise of its basic subscription rights and backstop purchase agreement.  After giving effect to the rights offering, Everest Hill Group will own approximately 52.9% of the outstanding share of the Company’s common stock.

Brian Knaley, ARC’s CFO, stated, “Proceeds from the rights offering will provide us additional working capital for our general corporate purposes.  The completed transaction demonstrates continued support by existing and new shareholders for the Company’s business model and strategic vision.”

The rights offering was made pursuant to ARC’s effective registration statement on Form S-1 (Reg. No. 333-221967) and prospectus supplement on file with the U.S. Securities and Exchange Commission.  All of the Company’s SEC filings may be found in the Investor Relations section of ARC’s website at www.arcw.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding,  metal 3D printing,  metal stamping,  plastic injection molding, clean room injection molding, thixomolding,  and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K/A for the fiscal year ended June 30, 2017, and the Risk Factors set forth in the final prospectus for the Rights Offering, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com